UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2014

AT&T INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

1-8610	43-1301883
(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

(210) 821-4105

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On May 18, 2014, AT&T Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), among DIRECTV, a Delaware corporation (“DIRECTV”), the Company and Steam Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”). Pursuant to the Merger Agreement, DIRECTV will be merged with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving company in the Merger.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger, each share of common stock, par value $0.01 per share, of DIRECTV (“DIRECTV Shares”), issued and outstanding immediately prior to the effective time of the Merger (other than (i) DIRECTV Shares owned by the Company or DIRECTV not held on behalf of third parties and (ii) DIRECTV Shares that are owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Delaware law) will be converted into the right to receive and become exchangeable for a number of shares of common stock, par value $1.00 per share, of the Company (“Company Shares”), equal to the Exchange Ratio (as defined below) plus $28.50 in cash.

“Exchange Ratio” means:

•	If the Average Stock Price (as defined below) is an amount greater than $38.577, then the Exchange Ratio shall be 1.724;

•	If the Average Stock Price is an amount greater than or equal to $34.903 but less than or equal to $38.577, then the Exchange Ratio shall be an amount equal to the quotient obtained by dividing (x) $66.50 by (y) the Average Stock Price; or

•	If the Average Stock Price is an amount less than $34.903, then the Exchange Ratio shall be 1.905.

“Average Stock Price” means the average of the volume weighted averages of the trading prices of Company Shares on the New York Stock Exchange on each of the thirty consecutive trading days ending on (and including) the trading day that is three trading days prior to the date of the effective time of the Merger.

The Merger Agreement contains customary representations and warranties of DIRECTV and the Company relating to their respective businesses and public filings, in each case generally subject to a materiality qualifier. Additionally, the Merger Agreement provides for customary pre-closing covenants of DIRECTV, including covenants to conduct its business in the ordinary course consistent with past practice and to refrain from taking certain actions without the Company’s consent, covenants not to solicit proposals relating to alternative transactions or, subject to certain exceptions, enter into discussions concerning or provide information in connection with alternative transactions and, subject to certain exceptions, recommend that DIRECTV’s stockholders adopt the Merger Agreement.

Prior to the adoption of the Merger Agreement by DIRECTV’s stockholders, DIRECTV’s board of directors may withhold, withdraw, qualify or modify its recommendation that DIRECTV’s stockholders adopt the Merger Agreement or approve, recommend or otherwise declare advisable any Superior Proposal (as defined in the Merger Agreement) or terminate the Merger Agreement to enter into an Alternative Acquisition Agreement (as defined in the Merger Agreement) providing for a Superior Proposal that did not result from a material breach of the Merger Agreement, subject to complying with notice and other specified conditions, including giving the Company the opportunity to propose revisions to the terms of the transaction contemplated by the Merger Agreement during a period following notice and the payment of the Termination Fee (as defined below) prior to or concurrently with such termination.

Consummation of the Merger is subject to various conditions, including, among others, customary conditions relating to the adoption of the Merger Agreement by the requisite vote of DIRECTV’s stockholders; expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and receipt of all necessary consents from the Federal Communications Commission (the “FCC”). It is a condition to the Company’s obligation to consummate the Merger that all necessary consents by certain state public utility commissions and foreign governmental entities have been obtained and be in full force and effect and that all necessary consents from the FCC have been obtained by Final Order (as defined in the Merger Agreement), without the imposition, individually or in the aggregate, of a Regulatory Material Adverse Effect (as defined in the Merger Agreement). The parties also have agreed that in the event that DIRECTV’s agreement for the “NFL Sunday Ticket” service is not renewed substantially on the terms discussed between the parties, the Company may elect not to consummate the Merger, but the Company will not have a damages claim arising out of such failure so long as DIRECTV used its reasonable best efforts to obtain such renewal. The obligation of each party to consummate the Merger is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality exceptions), the other party having performed in all material respects its obligations under the Merger Agreement, receipt of certain tax opinions and the other party having not suffered a material adverse effect (as described in the Merger Agreement).

The Merger Agreement also provides for certain mutual termination rights of the Company and DIRECTV, including the right of either party to terminate the Merger Agreement if the Merger is not consummated by May 18, 2015, subject to extension in certain cases to a date not beyond November 13, 2015 (the “Termination Date”). Either party may also terminate the Merger Agreement if the DIRECTV stockholder approval has not been obtained at a duly convened meeting of DIRECTV stockholders or an order permanently restraining, enjoining, or otherwise prohibiting consummation of the Merger shall become final and non-appealable. In addition, the Company may terminate the Merger Agreement if the DIRECTV board of directors changes its recommendation of the Merger prior to the DIRECTV stockholder approval having been obtained.

If the Merger Agreement is terminated by the Company as a result of the DIRECTV board of directors changing its recommendation of the Merger prior to the DIRECTV stockholder approval having been obtained or by DIRECTV if prior to the DIRECTV stockholder approval having been obtained DIRECTV enters into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a material breach of the Merger Agreement, then DIRECTV shall be obligated to pay the Company a fee equal to $1,445,000,000 (the “Termination Fee”).

Further, if the Merger Agreement is terminated (i) by the Company or DIRECTV if the Merger Agreement is not consummated by the Termination Date or if the DIRECTV stockholder approval has not been obtained at a duly convened meeting of DIRECTV stockholders or (ii) by the Company due to an uncured or incurable material breach by DIRECTV, and prior to such termination but after the date of the Merger Agreement a bona fide acquisition proposal shall have been made to DIRECTV or any of its subsidiaries or shall have been made directly to DIRECTV’s stockholders generally or any person or entity shall have publicly announced an intention (whether or not conditional) to make a bona fide acquisition proposal with respect to DIRECTV and within 12 months after the date of a termination DIRECTV consummates certain acquisition proposals or enters into an agreement contemplating certain acquisition proposals, then DIRECTV shall be obligated to pay the Termination Fee concurrently with such entry or consummation.

The Merger Agreement has an Employee Matters Agreement attached to it as an exhibit.

The foregoing summary of the Merger Agreement is qualified in its entirety by the full text of the Merger Agreement, which is attached hereto as Exhibit 10.1, and is incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, DIRECTV or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

ITEM 8.01 Other Events.

On May 18, 2014, the Company and DIRECTV issued a joint press release announcing they had entered into the Merger Agreement. A copy of such joint press release is attached hereto as Exhibit 99.1, and is incorporated by reference herein.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Agreement and Plan of Merger, dated as of May 18, 2014, among AT&T Inc., DIRECTV and Steam Merger Sub LLC.

99.1	Press Release dated May 18, 2014, jointly issued by AT&T, Inc. and DIRECTV.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 18, 2014	AT&T INC.

	By:	/s/ John J. Stephens
John J. Stephens
Senior Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement and Plan of Merger, dated as of May 18, 2014, among AT&T Inc., DIRECTV and Steam Merger Sub LLC.

99.1	Press Release dated May 18, 2014, jointly issued by AT&T, Inc. and DIRECTV.